Exhibit 10.8

CLAIMS OPTION AGREEMENT

THIS CLAIMS OPTION AGREEMENT is made as of the 18ih Day of December, 2012.

BETWEEN:

John Kemp
Box 3114,
Smithers, British Columbia, Canada VOJ 2N0
(hereinafter referred to as the “Optionor”)

OF THE FIRST PART

and

OWLHEAD MINERALS (BC) CORP.
a British Columbia, Canada corporation
A wholly owned subsidiary of Owlhead Minerals Corp. a company incorporated under the laws of Nevada (hereinafter referred to as the “Optionee”)

OF THE SECOND PART

Together: the “Parties”

WHEREAS:

A. Optionor is the legal and beneficial owner of certain mining claims located in the Province of British Columbia, Canada;

B. Optionee wishes to acquire an interest in said mining claims from Optionor on the terms and conditions herein contained;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1. THE CLAIMS

1.1 This Agreement shall cover those mining claims located in the Province of British Columbia, Canada more particularly described in Schedule A attached hereto (hereinafter called the “Claims”). (See Schedule A)

2 REPRESENTATIONS AND WARRANTIES BY OPTIONOR

2.1 Optionor represents and warrants to Optionee that:

(a) Optionor is the legal and beneficial owner of a one hundred percent (100%) interest in the Claims as they exist at the date hereof and is the recorded owner of the Claims, free and clear of any liens, charges, encumbrances, or surface rights restrictions whatsoever, and the Optionor has not granted to any party other than the Optionee any rights to or in respect of the Claims, (whether by agreement or otherwise);

(b) Optionor is a resident of Canada for the purposes of the Income Tax Act of Canada;

(c) Optionor has the full power and capacity to hold its legal and beneficial interest in the Claims, to acquire and hold recorded title to the Claims and to enter into and to carry out all the terms of this Agreement;

(d)The Claims are validly staked, located, duly recorded in the name of Optionor and in good standing pursuant to all applicable Laws (as hereinafter defined) and all taxes, rents, charges and assessments with respect thereto have been paid in full as of the date hereof;

(e)To the best of the Optionor’s knowledge there are no adverse claims or challenges against, or to the ownership of, or title to, the Claims or substances thereon, therein or therefrom nor to the knowledge of Optionor, is there any basis for an adverse claims or challenges;

(f) All necessary information and data concerning the Claims and prior exploration and development work carried out thereon and within the Optionor’s knowledge has been disclosed and provided to Optionee;

(g) Optionor has no information or knowledge of any facts pertaining to the Claims or substances thereon, therein or therefrom not disclosed in writing to Optionee which, if known to Optionee, might reasonably be expected to deter Optionee from completing the transactions contemplated hereby on the terms and conditions contained herein;

(h) Optionor has not directly or indirectly caused, permitted or allowed any contaminants as defined in the Environmental Protection Act pollutants, wastes or toxic substances (collectively “Hazardous Substances”) to be released, discharged, placed, escaped, leached or disposed of on, into, under or through the lands (including watercourses, improvements thereon and contents thereof) comprising the Claims or nearby areas and, so far as Optionor is aware, no Hazardous Substances or underground storage tanks are contained, harbored or otherwise present in or upon such lands (including watercourses, improvements thereon and contents thereof) or nearby areas;

(i) To the best of the Optionor’s knowledge at this time there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Claims;

(j) To the best of the Optionor’s knowledge there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or Governmental whether current, pending or threatened, which directly or indirectly relate to or affect the Claims (including the ownership and existing or past uses thereof and the compliance with Laws of the lands comprising the Claims) nor is Optionor1 aware of any facts which would lead Optionor to suspect that the same might be initiated or threatened;

(k)The activities directly or indirectly in relation to the Claims and use of the lands comprising the Claims by Optionor and, to the best of Optionor’s knowledge, by any other person have been in compliance with all Laws and Optionor has not received any notice nor is Optionor aware after reasonable inquiry of any sue breach or violation having been alleged; and

(l) No environmental audit, assessment, study or test has been conducted in relation to the lands comprising the Claims by or on behalf of Optionor nor is Optionor aware of any of the same having been conducted by or on behalf of any other person (including any governmental authority).

2.2 The representations and warranties contained in this section are provided for the exclusive benefit of Optionee and shall survive the execution of this Agreement for a period of five years or until termination of the Option (as herein defined), whichever shall first occur and Optionee shall be entitled to rely upon the same notwithstanding any independent investigations Optionee may make or could have made at any time, unless specifically waived by Optionee. The breach of any representation, warranty or covenant contained in this Agreement may be waived by Optionee, either in whole or in part, at any time without prejudice to Optionee’s rights in respect of any other or continuing breach of the same or any other representation, warranty or covenant. No waiver by Optionee of any breach of any representation, warranty or covenant shall be binding unless in writing. Any waiver shall be limited to the specific purpose for which it is mentioned.

2.3 For the purposes of this Agreement, “Laws” means all federal, provincial, state, territorial, municipal or local statutes, regulations and bylaws applicable to the parties hereto or to the Claims or to any activities thereon, including all orders, notices, roles, decisions, guidelines, policies, directions, permits, approvals, licenses and similar authorizations issued, rendered or imposed by any level of government including any ministry, department or administrative or regulatory agency or authority.

3. REPRESENTATIONS AND WARRANTIES BY OPTIONEE

Optionee represents and warrants to Optionor that:

(a)	Optionee is a company duly incorporated under the laws of the Province of British Columbia, Canada.

(b)	Optionee has the full power and capacity to enter into this Agreement and to carry out all the terms hereof; and

(c)	Optionee has full power and capacity to hold its Interest in the Claims, and to acquire and hold recorded title to the claims.

4. SALE AND CLOSING

4.1 In consideration of Optionee agreeing to purchase 100% of the Claims:

(i)	The Optionee will pay the Optionor $10,000 in Canadian Funds within 7 days of the signing of this agreement by both Parties.

(ii)	The Parent Company of the Optionee (Owlhead Minerals Corp., a Nevada Corporation) will transfer or issue into the name of the Optionor or his assignee(s) a total of 1,500,000 common shares (the “Shares”) restricted pursuant to Rule 144 of the United States Securities and Exchange Act and issued pursuant to key events as follows:

1.	150,000 shares issued in the name of the Optionor or his assignees upon the completion of a satisfactory initial geological report on the claims by a qualified and independent geologist engaged by the Optionee.

2.	150,000 shares issued in the name of the Optionor or his assignees upon completion of initial work program of up to $50,000 and the completion of a satisfactory 43-101 report on the claims conducted or supervised by a qualified and independent geologist.

3.	200,000 shares issued in the name of the Optionor or his assignees upon the completion of a work program costing up to $200,000 showing satisfactory results on the claims by a qualified and independent geologist engaged by the Optionee.

4.	1,000,000 shares issued in the name of the Optionor or his assignees upon the upon successful results of a ten hole drilling program.

(iii)	It is understood and agreed that all certificate(s) representing the Shares shall be placed in trust with the law firm of Dieterich and Associates, 11835 W. Olympic Boulevard, Suite 1235E, Los Angeles, California 90064 until the sum of US$500,000 has been raised by the Optionee or until the Optionee agrees in writing to release the certificates directly to the Optionor.

(iv)	Net Smelter Return: upon the Optionee Earning 100% legal and beneficial interest in the Claims, John Kemp shall be entitled to a 2.5% net smelter return royalty (the NSR Royalty) on the production from the Claims.

(v)	The Optionee retains the right to purchase the NSR Royalty for the sum of one million dollars in US Funds(US$1,000,000).

(vi)	Closing will occur when the Shares are delivered to the Optionor or his assignee(s)

(vii)	All Claims optioned by the Optionee will revert back to the Optionor if the Claims are dropped by the Optionee.

(viii)	Should the claims owned by the Optionor as noted in Paragraph 4.1 v) be returned by the Optionee to the Optionor, all shares issued in the name of the Optionor or his assignees shall be returned to Owlhead Minerals Corp. for cancellation.

(ix)	It is further understood and agreed that all shares issued and subsequently delivered to the Optionor and all shares held by Insiders of the Optionee will be subject to a Lockup Agreement attached hereto as Schedule B.

4.2

(i)	Optionor hereby grants to Optionee the sole, exclusive and irrevocable one hundred percent (100%) interest, with certain stipulations as outline in section 4.1 (iii) ,in the Claims free and clear of any liens, charges and encumbrances (the “Option”).

The Optionee’s responsibilities are as follows:

(a)	to determine the existence, location, extent or quality of a mineral resource on the Property;

(b)	to carry out any survey or do any geophysical, geochemical or geological work or drilling, assaying, testing or bulk sampling on the Claims;

(c)	to pay for taxes, fees, charges, rentals

(d)	to pay the fees, wages, salaries, traveling expenses and fringe benefits of persons engaged by the Optionee to conduct geological work in respect of or for the benefit of the Claims or any portion thereof and in paying for the food, lodging and other reasonable needs of such persons.

5. POSSESSION OF CLAIMS

Optionee shall:

(a) have the sole and exclusive possession, supervision, management and control of the Claims including any access, water, surface or other rights appurtenant thereto or associated therewith with full power and authority to its servants, agents and contractors to sample, survey, examine, diamond drill, prospect, explore, and do other investigative work on the Claims in search of minerals in such manner as Optionee may in its sole discretion determine, including the right to erect, bring and install thereon and remove therefrom all such buildings, machinery, equipment and supplies as Optionee shall deem reasonable and proper and to remove therefrom reasonable quantities of ores, minerals or metals for assay and testing purposes; and

(b) Conduct all work on the Claims in a good and miner-like fashion in accordance with recognized engineering practices and in accordance with all applicable Laws.

6. EXECUTION AND DELIVERY OF TRANSFERS

6.1 Within 30 days after executing this agreement, Optionor shall forthwith execute good and sufficient recordable transfers of title to the Claims in favor of Optionee and shall deliver same IN TRUST to the law firm of Dieterich and Associates, 11835 W. Olympic Boulevard, Suite 1235E, Los Angeles, California 90064 to together with such supporting documentation as may be necessary to record such transfers.

7. NO ENCUMBRANCE OR TRANSFER OF CLAIMS

Optionor shall not:

(a)	mortgage, hypothecate, charge or otherwise encumber; or

(b)	sell, assign, transfer or otherwise dispose of its interest in or title to the Claims except to the Optionee.

8. MAINTENANCE AND ABANDONMENT OF THE CLAIMS

8.1 The Optionee shall maintain the Claims in good standing during the currency of its Option and, if the Option is terminated prior to its exercise, the Claims shall be transferred to the Optionor and shall be in good standing for a period of one year thereafter. The Optionee shall, within ninety (90) days of transferring the Claims to the Optionor as a result of a non-exercise of the Option deliver at no cost to Optionor all reports, maps, assay results and other relevant technical data compiled by or in the possession of Optionee with respect to the Claims not theretofore furnished to Optionor.

8.2 The Optionee shall be responsible and hold the Optionor harmless for all environmental liabilities incurred or created by the Optionee’s activities during the currency of the Option, and if the Claims are transferred to the Optionor, they shall be in a safe and orderly condition, free and clear of all liens, charges or encumbrances arising from Optionee’s operations.

9. ARBITRATION

9.1 All disputes which arise between the parties hereto in connection with this Agreement which, in the opinion of either party, cannot be resolved informally between them, shall be settled by arbitration pursuant to the provisions of the Arbitrations Act of the Province of British Columbia, Canada, except as otherwise provided in this section. Any party desiring arbitration shall make a written demand for the same and within thirty (30) days after such written demand is received by the other party, the parties hereto shall agree upon and appoint a single arbitrator. In the event the parties shall fail to agree upon and appoint a single arbitrator within the time period set forth herein, each party shall within seven (7) days thereafter designate an arbitrator and both arbitrators shall within thirty (30) days after their designation, jointly designate a third arbitrator satisfactory to them who shall be chairman of the arbitration panel. If a party fails to appoint an arbitrator or the arbitrators designated by the parties are unable to agree upon the selection of the third arbitrator within the time periods set forth above, such arbitrator shall be appointed by a Justice of the British Columbia Court. The expenses of the arbitrators shall be paid as the arbitrators shall decide in the award. All arbitration proceedings shall be in the City of Vancouver British Columbia, Canada, or elsewhere as the arbitrators shall decide. The decision of the arbitrators shall be final and binding on the parties hereto and judgment upon any award rendered may be entered in any court of competent jurisdiction.

10. AREA OF INFLUENCE

10.1 During the term of 12 months of the execution of this agreement of the Claims, if either party acquires by staking, claims, which are in the same general area with the Claims, the newly acquired claims will be added to this agreement without modification to payments or other commitments clauses. The Optionee will be responsible for reasonable staking costs incurred if agreed to in advance in writing.

11. FURTHER ASSURANCES

14.1 Each party hereto shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give such further assurances as shall be necessary or appropriate in connection with the performance of this Agreement.

12. AMENDMENTS

No alteration, amendment, modification or interpretation of any provision of this Agreement shall be binding unless in writing and executed by each of the parties hereto.

13. BUSINESS DAYS

In the event that any date on or by which any payment is required to be made or any action is required to be taken hereunder by any of the parties hereto is not a “Business Day”, being a day other than a Saturday, Sunday or a day on which banks in the United States are generally authorized or obligated by law to close, such payment shall be required to be made or such action shall be required to be taken on the next succeeding day which is a Business Day.

14. NOTICES

Any notice, commitment, election, consent or any communication required or permitted to be given hereunder by either party hereto to the other party, in any capacity (hereinafter called a “Notice”) shall be in writing and shall be deemed to have been well and sufficiently given i mailed by prepaid registered mail return receipt requested, telefaxed or delivered, to the address of such other party hereinafter set forth:

If to Optionor:	John Kemp
Box 3114, Smithers,
British Columbia Canada VOJ 2N0
Email: teako@telus.net

If to Optionee:	Geoff Armstrong
250 H Street #123 Blaine, WA USA 98230 Fax Number: 866-417-3469 Email: gja@kouzelnemesto.com or to such substitute address as such party may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed, on the date noted on the return receipt, if telefaxed, on the first Business Day after the date of transmission, and if delivered, upon the day of delivery.

15. SCHEDULES

all Schedules attached to this Agreement are deemed to form part of this Agreement.

16. COUNTERPARTS AND HEADINGS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Section headings and subheadings are inserted for convenience only and are not to be taken into account in interpreting this Agreement

17. GOVERNING LAW

This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the Province of British Columbia, Canada.

18. TIME OF ESSENCE

Time shall be of the essence of this Agreement.

19. ENUREMENT

This Agreement shall ensure to and be binding upon the parties hereto and their respective successors and assigns.

20. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto dealing with the subject matter hereof and supersedes all negotiations, correspondence, letters of intent, letters of agreement, and prior agreements or understandings relating thereto.

21. SEVERABIUTY/LEGALITY

If one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining terms or provisions hereof shall not be affected or impaired by reason thereof.

22. ASSIGNMENT

Optionee may sell, assign, transfer or otherwise dispose of the whole or any part of its interest hereunder at any time upon notice to Optionor, provided that any such sale, assignment, transfer or other disposition shall carry the rights, and shall delegate and make the interest subject to, all the liabilities and obligations of Optionee under this Agreement. Each transferee of such interest shall, by written agreement with and for the benefit of Optionor, assume and agree to pay and perform such liabilities and obligations. Such assumption shall not serve to release or discharge Optionee from any of the said liabilities and obligations theretofore accrued with respect to the interest or portion thereof being transferred, but shall release and discharge Optionee from all of the said liabilities and obligations thereafter accruing with respect to the interest or portion thereof being transferred. Except as previously set forth in this section, neither party may sell assign, transfer or otherwise dispose of its rights or obligations hereunder without the prior consent of the other party, and any attempted sale, assignment, transfer or disposition without such prior consent shall be null and void.

23. CONDITIONS PRECEDENT

This Agreement shall be subject to an investigation by Optionee of the title and environmental condition of the Claims which shall be satisfactory to Optionee, in its sole discretion, and without waiver of any rights it shall otherwise have in this regard arising from Optionor’s representations and warranties, which investigation shall be completed as to title and as to environmental condition within sixty (60) days from the date this Agreement is executed by both parties. Should such investigation not be acceptable to Optionee, Optionee shall so advise Optionor and in such event, this Agreement shall terminate and the parties shall have no further rights against or liabilities to one another except that Optionor shall immediately return to Optionee any option payments in any form referred to in section 4 if the same has been made.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their proper officers duly authorized in that behalf.

Optionor

By:	/s/ John Kemp
John Kemp

Optionee

By:	/s/ Edward Low
Edward Low, President, Director
Owlhead Minerals (BC) Corp.

For Owlhead Minerals Corp.

By:	/s/ Geoff Armstrong
Geoff Armstrong, President, Director
Owlhead Minerals Corp.

Schedule A

British Columbia Property Claims List

Claims License Number	Number of Claims	License Holder

1015035	16 Cells	John Kemp FMC# 113908

/s/ John Kern
John Kern